Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statements on Form S-8 (Registration No. 33-1803 and Registration No. 33-180383) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 17, 2008, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2007 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.

/s/	BKD, LLP
BKD, LLP

Cincinnati, Ohio
June 27, 2008